Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 24, 2006 (except for Notes 22 and 23 for which the date is July 18, 2006), in the Amendment No. 2 to the Registration Statement (Form S-1 No. 333-134033) and related Prospectus of Susser Holdings Corporation dated July 20, 2006.

/s/ Ernst & Young LLP

San Antonio, Texas

July 18, 2006